Far East Wind Power Enters Into Binding LOI to Develop Wind Farm in Ningxia, China

BEIJING, Aug. 4, 2010 (Marketwire) --

BEIJING -- (Marketwire) -- 08/04/10 -- Far East Wind Power Corp. (OTCBB: FEWP) ("Far East" or the "Company") has entered into a binding Letter of Intent ("LOI") with Beijing Tongchuang Hengyuan Technology Development Company (the "Owner") in order to acquire certain rights to a wind farm located in Ningxia Hui Autonomous Region, People's Republic of China ("Ningxia").

Initial plans include the development of a 50 megawatt wind farm with installed capacity to potentially generate $10.2 million in revenues on an annualized basis if fully utilized and the LOI further provides for the right of first refusal on a preliminarily approved wind farm where potential developable assets at Ningxia total 1 gigawatt (inclusive of the initial 50 megawatt wind farm) and if fully developed, installed and utilized could represent approximately $204.0 million in revenue on an annualized basis.

James Crane, Company CFO, stated, "We are taking advantage of a niche marketplace in China. Chinese state-owned enterprises are developing wind farms but there is not enough development to meet China's stated renewable energy goals and many entrepreneurs in China are attempting to enter the wind farm marketplace and we are working with these entrepreneurs to provide them with capital and refine their business plans so that as partners we can develop assets that will generate substantial cash flow for each partner for many years to come."

The LOI includes provisions for Far East's ownership interest in the wind farm to be structured as a Sino-foreign joint venture (the JV) of 49% with the local Chinese partner to own 51% of the project. Additionally, Far East plans to undertake to fund up to $20.0 million of the development costs and the local Chinese partner shall execute its business plan and work to obtain all necessary remaining permitting and authorizations for the wind farm, and to secure low interest rate bank debt financing of up to $70.0 million.

Far East will consolidate all assets, liabilities and results of operations under applicable accounting guidance as a result of holding the majority of the seats on the JV's board of directors, and by controlling all cash disbursements, cash dividends, cash receipts, and approval or disapproval of any equity or debt financing to be contemplated or executed by the JV. Furthermore, there is currently an informal agreement, pending Fars East's approval, regarding a monthly dividend distribution plan whereby Far East and the Chinese partner would receive monthly cash dividend distributions.

Additional information will be available shortly on the Far East website at: www.fareastwind.com.

The Definitive Agreement shall contain customary representation and warranties, covenants and indemnification provisions. Details of the company's business, finances, appointments and agreements can be found as part of the Company's continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's ("SEC") EDGAR database.

About Far East Wind Power Corp. (OTCBB: FEWP)

Far East Wind Power Corp. aims to generate clean and profitable energy in one of the world's fastest growing energy sectors through access to a portfolio of utility-class wind power development projects. Far East will inject innovation to drive cost out of turbine manufacturing, introduce new technologies and strategic relationships, and aggressively pursue all available low costs of capital to deliver the most competitive cost per capacity and highest rates of return in the Asian marketplace. For more information, visit: www.fareastwind.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, regulatory incentives, the development of new business opportunities, and projected costs, revenue, profits and results operations. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

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Contact:

Far East Wind Power Corp.
James Crane
Chief Financial Officer
US +1 617 699 6325
China +86 186 2136 3580

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Web: www.fareastwind.com